Exhibit 99.1

LIFECELL

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

 PRODUCT REVENUES UP 51% VERSUS FULL YEAR 2005

BRANCHBURG, NJ, March 1, 2007 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for the fourth quarter and full year ended December 31, 2006. Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss the fourth quarter and full year financial results.

Fourth Quarter 2006 Results

Product revenues for the fourth quarter were $39.3 million, up 45%, compared to $27.0 million reported for the same period in 2005. The increase in product revenue was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 54% to $33.9 million in the current quarter compared to $22.0 million in the fourth quarter of 2005. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased 39% to $2.8 million in the quarter from $2.0 million in the fourth quarter of 2005. GraftJacket® revenues represented $2.3 million in the quarter compared to $1.6 million in the prior year quarter. Repliform® revenues increased in the quarter to $2.1 million from $2.0 million in the same quarter in 2005.

Operating income for the fourth quarter of 2006 increased 56% to $9.4 million compared to operating income of $6.0 million in the fourth quarter of 2005. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, based on estimated fair values. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, prior year results have not been restated. Share-based compensation expense recognized for the three months ended December 31, 2006 was $2.2 million compared to $861,000 recognized in the fourth quarter of 2005. The increase in 2006 was primarily associated with the expensing of stock options under SFAS 123R.

Net income for the fourth quarter of 2006 was $6.2 million, or $.18 per diluted share, compared to net income of $3.8 million, or $.11 per diluted share in the fourth quarter of 2006. In December 2006, Congress enacted legislation which retroactively reinstated the research and development tax credit. As a result, the Company recognized the full-year tax benefit of its research and development tax credits in the fourth quarter, whereas in 2005 the benefit was recognized throughout the year. Research and development tax credits recorded in the fourth quarter of 2006 were $480,000, or approximately $0.01 per diluted share.

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As noted above, since the Company adopted the provisions of SFAS 123R on a prospective basis, we did not adjust prior year reported results. If stock-based compensation expense for the fourth quarter of 2005 had been recorded under the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), adjusted net income would have been $3.2 million, or $0.10 per diluted share. A reconciliation of reported net income to adjusted net income is included in the attached financial tables.

Full Year 2006 Results

Product revenues for full year 2006 were $140.6 million, up 51%, compared to $93.3 million in 2005. AlloDerm® product revenues increased 62% to $119.4 million compared to $73.8 million in the prior year. Orthopedic product revenues increased 25% to $9.7 million in the year from $7.8 million in 2005. Repliform® revenues were $8.1 million compared to $7.1 million in 2005.

Operating income increased 84% to $33.3 million in 2006 compared to $18.2 million in 2005. Share-based compensation expense recognized in 2006 was $8.6 million compared to $1.5 million recognized in 2005. The increase in 2006 was primarily associated with the expensing of stock options under SFAS 123R. Additionally, operating results for the year ended December 31, 2005 were negatively impacted by $1.9 million of pre-tax charges associated with a previously announced product recall.

Net income for 2006 was $20.5 million, or $.60 per diluted share, compared to net income of $12.0 million, or $.36 per diluted share income in the prior year. As noted above, since the Company adopted the provisions of SFAS 123R on a prospective basis, prior year reported results were not restated. If stock-based compensation expense for 2005 had been recorded under the fair value recognition provisions of SFAS 123, adjusted net income would have been $9.8 million, or $0.30 per diluted share. A reconciliation of reported net income to adjusted net income is included in the attached financial tables. Additionally, net income in 2005 was favorably impacted by the recognition of $481,000 of non-cash income tax benefits, resulting from the write-up of deferred tax assets.

LifeCell’s balance sheet remains strong with $77.8 million of cash and investments and no debt at December 31, 2006. During 2006, the Company generated cash flow from operating activities of $35.6 million, offset by $13.8 million used for capital expenditures. Additionally, the Company received net proceeds of $3.3 million from the exercise of stock options.

Full Year 2007 Financial Outlook

As previously announced, the Company anticipates product revenues for full year 2007 in the range of $175.0 million to $182.0 million, which represents annualized growth between 24% and 29% compared with 2006 product revenues of $140.6 million. The Company expects its product revenue mix in 2007 to be approximately 89% reconstructive, 6% orthopedic and 5% urogynecology.

The Company estimates full year 2007 operating income in the range of $42.5 million to $45.0 million with diluted net income per share expected to be in the range of $0.73 to $0.77.

Paul Thomas, President and CEO, commented, “We are excited about our revenue growth potential in 2007 as we continue to penetrate the challenging hernia repair and breast reconstruction markets. We remain committed to delivering solid operating margins, while making investments in product development, clinical and marketing programs.” Mr. Thomas added, “This week we submitted a 510(k) pre-market application to the FDA for our animal-based regenerative tissue product and are preparing to commence clinical evaluation once clearance is received.”

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Conference Call Information

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is (877) 704-5386 / domestic or (913) 312-1302 / international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.

A recording of the live-call will be available until March 8, 2007. The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820. The replay access code is 1324869.

About LifeCell

LifeCell develops and markets tissue-based products for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's core technology produces a unique regenerative tissue matrix that creates an ideal biological framework for organizing the same tissue regeneration process that the body undergoes to repair worn or damaged tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, as well as leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biosurgery market. LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements

The 2006 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-K report for the year ended December 31, 2006. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2007 operating results and clearance of its 510(k) pre-market application submitted to the FDA in February 2007. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; product recalls; claims for damages by third-parties, including product liability claims;  our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of independent sales and marketing agents and distributors to adequately promote, market and distribute our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K and our other flings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

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Reconciliation of Reported Net Income to Adjusted Net Income

As previously disclosed, effective January 1, 2006, the Company adopted SFAS 123R which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, based on estimated fair values. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, prior year results have not been restated. The table below shows what prior year net income for the three-month and twelve-month periods ended December 31, 2005 would have been if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 for all stock-based compensation expense. Adjusted net income is not considered to be information prepared in accordance with generally accepted accounting principles (“GAAP”). Investors should consider adjusted net income as a supplement to, and not a substitute for financial information prepared in accordance with GAAP. The Company is providing this non-GAAP supplemental information to enhance the overall understanding of the Company’s financial performance and to assist investors in evaluating the Company’s results of operations, period over period.

Reconciliation of Reported Net Income to Adjusted Net Income
(Unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2005	2005
Net income, as reported	$3,831,000	$12,044,000
Add: Total stock-based compensation expense included in reported net income, net of related tax effects	517,000	953,000

Less: Total stock-based compensation expense determined under fair value based method for all awards ,net of related tax effects	(1,127,000)	(3,233,000)
Adjusted net income (non-GAAP)	$3,221,000	$9,764,000

Diluted net income per common share:
As reported	$0.11	$0.36
Adjusted (non-GAAP)	$0.10	$0.30

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

Statement of Operations Data:	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Product revenues	$39,337,000	$27,050,000	$140,647,000	$93,326,000
Research grant revenues	292,000	249,000	1,033,000	1,072,000
Total revenues	39,629,000	27,299,000	141,680,000	94,398,000

Costs and Expenses:
Cost of products sold	11,022,000	7,919,000	40,856,000	29,205,000
Research and development	4,889,000	2,650,000	16,500,000	10,349,000
General and administrative	4,762,000	3,611,000	18,618,000	11,945,000
Selling and marketing	9,553,000	7,101,000	32,376,000	24,736,000
Total costs and expenses	30,226,000	21,281,000	108,350,000	76,235,000
Income from operations	9,403,000	6,018,000	33,330,000	18,163,000
Interest and other income (expense), net	865,000	399,000	2,793,000	1,013,000
Income before income taxes	10,268,000	6,417,000	36,123,000	19,176,000
Income tax provision	4,042,000	2,586,000	15,654,000	7,132,000
Net income	$6,226,000	$3,831,000	$20,469,000	$12,044,000
Net income per common share:
Basic	$0.19	$0.12	$0.62	$0.39
Diluted	$0.18	$0.11	$0.60	$0.36
Shares used in computing net income per common share:
Basic	32,977,000	32,121,000	32,769,000	30,877,000
Diluted	34,113,000	33,761,000	34,007,000	33,348,000

Balance Sheet Data:	December 31,
	2006	2005
Cash, cash equivalents and investments	$77,846,000	$48,067,000
Receivables, net of allowance	22,286,000	15,786,000
Inventories	23,801,000	12,536,000
Accounts Payable & accrued liabilities	27,822,000	14,928,000
Working Capital	94,711,000	73,006,000
Total Assets	157,121,000	106,998,000
Total debt obligations	-	-
Total stockholders’ equity	129,299,000	92,070,000

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